Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Arconic Inc. of our report dated February 21, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Arconic Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 20, 2019